Exhibit 99.1

Hill International, Inc.	The Equity Group Inc.
John P. Paolin	Devin Sullivan
Vice President of Marketing and Corporate Communications	Senior Vice President
(856) 810-6210	(212) 836-9608
johnpaolin@hillintl.com	dsullivan@equityny.com

FOR IMMEDIATE RELEASE

Hill International Reports Fourth Quarter and Full Year 2010 Financial Results

Marlton, NJ – March 7, 2011 – Hill International (NYSE: HIL), the global leader in managing construction risk, announced today financial results for the fourth quarter and full year ended December 31, 2010 (see attached tables). Total revenue for the fourth quarter of 2010 grew to a record $128.1 million, an increase of 16.1% from the fourth quarter of 2009. Consulting fee revenue for the fourth quarter of 2010 rose to a record $101.2 million, an increase of 8.1% from the fourth quarter of 2009.

Operating profit for the fourth quarter of 2010 was $5.3 million, a decrease of 28.7% from the fourth quarter of 2009. Net earnings for the fourth quarter were $3.8 million (or $0.10 per diluted share based on 38.9 million diluted shares), down 17.2% from the prior year’s quarter.

Total backlog at the end of the fourth quarter of 2010 increased to a record $675 million from $599 million at the end of the third quarter of 2010. Twelve-month backlog at the end of the fourth quarter of 2010 increased to $275 million from $255 million at the end of the third quarter of 2010.

“We are pleased with Hill’s financial performance during the fourth quarter,” said Irvin E. Richter, Hill’s Chairman and Chief Executive Officer. “We continue to see improving markets for our services and we have positive expectations heading into 2011 especially given our strong growth in backlog during the quarter,” added Richter.

Full Year 2010 Results

Total revenue for 2010 rose to $451.8 million, an increase of 7.1% over 2009. Consulting fee revenue for 2010 grew to $382.1 million, an increase of 5.0% over 2009.

Operating profit for 2010 was $18.6 million, a decrease of 29.7% from 2009. Net earnings for 2010 declined to $14.2 million (or $0.36 per diluted share based on 39.8 million diluted shares), down 27.0% from 2009.

Business Segment Results

In addition to providing consolidated financial results, Hill also reports separate financial results for its two operating segments: the Project Management Group and the Construction Claims Group.

Project Management Group. Hill’s Project Management Group provides program management, project management, construction management, project management oversight, troubled project turnaround, staff augmentation, estimating and cost management, project labor agreement consulting and management consulting services.

Total revenue for the Projects Group during the fourth quarter of 2010 grew to $102.0 million, an increase of 18.1% over the fourth quarter of 2009. Consulting fee revenue for the fourth quarter of 2010 at the Projects Group rose to $76.0 million, an increase of 8.3% from the fourth quarter of 2009. Operating profit for the Projects Group for the fourth quarter of 2010 was $11.2 million, an increase of 12.1% from the fourth quarter of 2009.

Total revenue at the Projects Group for the full year 2010 grew to $352.8 million, an increase of 6.3% over 2009. Consulting fee revenue for 2010 at the Projects Group rose to $286.5 million, an increase of 3.5% over 2009. Operating profit for the Projects Group for 2010 was $36.1 million, a decrease of 16.7% from 2009.

Construction Claims Group. Hill’s Construction Claims Group provides claims preparation, analysis and review, litigation support, cost/damages assessment, delay/disruption analysis, contract review and assessment, adjudication, risk assessment, lender advisory and expert witness testimony services.

Total revenue for the Claims Group during the fourth quarter of 2010 grew to $26.1 million, an increase of 8.9% over the fourth quarter of 2009. Consulting fee revenue for the fourth quarter of 2010 at the Claims Group increased to $25.2 million, up 7.5% from the fourth quarter of 2009. Operating profit for the Claims Group for the fourth quarter of 2010 was $1.8 million, a decrease of 44.2% from the fourth quarter of 2009.

Total revenue at the Claims Group for the full year 2010 was $99.0 million, an increase of 10.2% over 2009. Consulting fee revenue for 2010 at the Claims Group was $95.6 million, an increase of 9.7% over 2009. Operating profit for the Claims Group for 2010 was $10.0 million, an increase of 20.9% from 2009.

Current Situation in Libya

Since 2007, Hill has been providing project management and construction supervision services on several major projects for the government of Libya. These projects relate to the construction of college and university facilities throughout the country. Due to the current civil unrest in Libya, the company has temporarily ceased all work in Libya and recently completed the safe demobilization of the vast majority of its expatriate employees and their families from the country. In addition, Hill currently has significant accounts receivable related to the work performed on these projects.

“We believe that when the current civil unrest is eventually resolved, the probability is high that we will continue to work on these projects,” said Richter. “We also believe that the amounts due will be collected, however, if we are unable to do so, there would be an adverse financial impact on Hill.”

Increase of Stock Repurchase Program

During 2010, Hill purchased approximately 2,182,000 shares of its common stock pursuant to its previously authorized $40 million Stock Repurchase Program at a cost of approximately $9.3 million, or an average price of $4.28 per share. Since the inception of the program in November 2008, the company has purchased approximately 5,834,000 shares of its common stock for an aggregate purchase price of approximately $24.4 million, or an average price of $4.19 per share.

Earlier today, Hill’s Board of Directors approved an increase in the Stock Repurchase Program to $60 million and extended the program until December 31, 2012.

Conference Call

David L. Richter, Hill’s President and Chief Operating Officer, and John Fanelli III, Hill’s Senior Vice President and Chief Financial Officer, will host a conference call on Tuesday, March 8, 2011, at 11:00 am Eastern Time to discuss the financial results for the fourth quarter and full year 2010. Interested parties may participate in the call by dialing (877) 407-8037 (Domestic) or (201) 689-8037 (International) approximately 10 minutes before the call is scheduled to begin and asking to be connected to the Hill International conference call. The conference call will be broadcast live over the Internet. To listen to the live call, please go to the “Investor Relations” section of Hill’s website at www.hillintl.com, and click on “Financial Information,” and then “Conferences and Calls”. Please go to the website at least 15 minutes early to register, download and install any necessary audio software. If you are unable to participate in the live call, the conference call will be archived and can be accessed for approximately 90 days.

About Hill International

Hill International, with 3,000 employees in 100 offices worldwide, provides program management, project management, construction management and construction claims and consulting services. Engineering News-Record magazine recently ranked Hill as the 8th largest construction management firm in the United States. For more information on Hill, please visit our website at www.hillintl.com.

Forward-Looking Statements

Certain statements contained in this press release may be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and it is our intent that any such statements be protected by the safe harbor created thereby. Except for historical information contained in this press release, the matters set forth herein including, but not limited to, any projections of earnings or other financial items; any statements concerning our plans, strategies and objectives for future operations; and any statements regarding future economic conditions or performance, are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and assumptions and are subject to certain risks and uncertainties. Although we believe that the expectations, estimates and assumptions reflected in our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Important factors that could cause our actual results, performance and achievements, or industry results to differ materially from estimates or projections contained in our forward-looking statements include: modifications and termination of client contracts; control and operational issues pertaining to business activities that we conduct on our own behalf or pursuant to joint ventures with other parties; difficulties we may incur in implementing our acquisition strategy; the need to retain and recruit key technical and management personnel; and unexpected adjustments and cancellations related to our backlog. Additional factors that could cause actual results to differ materially from our forward-looking statements are set forth in the reports we have filed with the Securities and Exchange Commission. We do not intend, and undertake no obligation, to update any forward-looking statement.

(HIL-G)

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HILL INTERNATIONAL, INC. AND SUBSIDIARIES

EARNINGS RELEASE TABLES

(In 000’s, Except Per Share Data)

(Unaudited)

Consolidated Statements of Earnings

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009

Consulting fee revenue	$101,203	$93,623	$382,099	$364,010
Reimbursable expenses	26,867	16,687	69,659	57,772

Total revenue	128,070	110,310	451,758	421,782

Cost of services	53,831	52,540	213,349	209,052
Reimbursable expenses	26,867	16,687	69,659	57,772

Total direct expenses	80,698	69,227	283,008	266,824

Gross profit	47,372	41,083	168,750	154,958
Selling, general and administrative expenses	42,097	34,420	151,634	136,683
Equity in earnings of affiliates	(69)	(832)	(1,503)	(8,222)

Operating profit	5,344	7,495	18,619	26,497
Interest expense, net	942	693	3,144	1,737

Earnings before provision for income taxes	4,402	6,802	15,475	24,760
Provision for income taxes	521	2,206	481	4,577

Consolidated net earnings	3,881	4,596	14,994	20,183
Less: net earnings – noncontrolling interests	106	33	778	713

Net earnings attributable to Hill International, Inc.	$3,775	$4,563	$14,216	$19,470

Basic earnings per common share	$0.10	$0.12	$0.36	$0.49

Basic weighted average common shares outstanding	38,250	38,912	39,258	39,659

Diluted earnings per common share	$0.10	$0.12	$0.36	$0.49

Diluted weighted average common shares outstanding	38,874	39,630	39,824	40,124

Selected Segment Data

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Project Management
Consulting fee revenue	$76,043	$70,216	$286,466	$276,811
Total revenue	$102,001	$86,374	$352,796	$331,987
Gross profit	$33,397	$27,706	$115,342	$108,362
Gross profit as a percent of consulting fee revenue	43.9%	39.5%	40.3%	39.1%
Selling, general and administrative expenses	$22,260	$18,538	$80,774	$73,267
SG&A expenses as a percent of consulting fee revenue	29.3%	26.4%	28.2%	26.5%
Operating profit before equity in earnings of affiliates	$11,137	$9,168	$34,568	$35,095
Equity in earnings of affiliates	69	832	1,503	8,222

Operating profit	$11,206	$10,000	$36,071	$43,317
Operating profit as a percent of consulting fee revenue	14.7%	14.2%	12.6%	15.6%

Construction Claims
Consulting fee revenue	$25,160	$23,406	$95,633	$87,199
Total revenue	$26,069	$23,935	$98,962	$89,795
Gross profit	$13,975	$13,375	$53,408	$46,596
Gross profit as a percent of consulting fee revenue	55.5%	57.1%	55.8%	53.4%
Selling, general and administrative expenses	$12,139	$10,085	$43,397	$38,319
SG&A expenses as a percent of consulting fee revenue	48.2%	43.1%	45.4%	43.9%
Operating profit	$1,836	$3,290	$10,011	$8,277
Operating profit as a percent of consulting fee revenue	7.3%	14.1%	10.5%	9.5%

Selected Other Financial Data

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009

Consulting fee revenue	$101,203	$93,622	$382,099	$364,010
Total revenue	$128,070	$110,309	$451,758	$421,782
Gross profit	$47,372	$41,081	$168,750	$154,958
Gross profit as a percent of consulting fee revenue	46.8%	43.9%	44.2%	42.6%
Selling, general and administrative expenses (excluding Corporate expenses)	$34,399	$28,623	$124,171	$111,586
Selling, general and administrative expenses (excluding Corporate expenses) as a percentage of consulting fee revenue	34.0%	30.6%	32.5%	30.7%
Corporate expenses	$7,698	$5,796	$27,463	$25,097
Corporate expenses as a percent of consulting fee revenue	7.6%	6.2%	7.2%	6.9%
Operating profit	$5,344	$7,494	$18,619	$26,497
Operating profit as a percent of consulting fee revenue	5.3%	8.0%	4.9%	7.3%
Effective income tax rate	16.7%	32.5%	3.1%	18.5%

Selected Balance Sheet Data

	December 31, 2010	December 31, 2009

Cash and cash equivalents	$39,406	$30,923
Accounts receivable, net	$180,856	$130,900
Current assets	$237,466	$183,602
Total assets	$371,851	$291,539
Current liabilities	$104,465	$82,657
Total debt	$74,959	$28,244
Stockholders’ equity	$168,094	$159,640

EBITDA Reconciliation

EBITDA (earnings before interest, taxes, depreciation and amortization) for the fourth quarter of 2010 was $8.1 million, a decrease of 13.5% from the fourth quarter of 2009. EBITDA is not a measure of financial performance under generally accepted accounting principles (“GAAP”). Management believes EBITDA, in addition to operating profit, net income and other GAAP measures, is a useful indicator of Hill’s financial and operating performance and its ability to generate cash flows from operations that are available for taxes and capital expenditures. Investors should recognize that EBITDA might not be comparable to similarly-titled measures of other companies. This measure should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP. A reconciliation of EBITDA to the most directly comparable GAAP measure in accordance with SEC Regulation S-K follows:

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009

Net income attributable to Hill	$3,775	$4,560	$14,216	$19,470
Interest expense, net	942	694	3,144	1,737
Income taxes expense	521	2,207	481	4,577
Depreciation and amortization	2,880	1,929	10,001	7,343

EBITDA	$8,118	$9,390	$27,842	$33,127